Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Yatsen Holding Limited of our report dated August 18, 2020, except for the effects of the restatement discussed in Note 2(b) to the consolidated financial statements, as to which the date is September 25, 2020 relating to the financial statements of Yatsen Holding Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Guangzhou, the People’s Republic of China
November 13, 2020

普华永道中天会计师事务所(特殊普通合伙)广州分所

PricewaterhouseCoopers Zhong Tian LLP, Guangzhou Branch, 18/F PwC Center

10 Zhujiang Xi Road, Pearl River New City, Tianhe District, Guangzhou 510623 PRC

T: +86 (20) 3819 2000, F: +86 (20) 3819 2100, www.pwccn.com